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[ORIENTAL FINANICAL GROUP LOGO]


QUARTERLY EARNINGS NEWS RELEASE

FOR RELEASE:
Tuesday, April 15, 2003

ORIENTAL REPORTS RECORD EARNINGS OF $37 MILLION FOR FIRST NINE MONTHS OF FISCAL 2003 ON STRONG THIRD QUARTER RESULTS

San Juan, Puerto Rico, April 15,2003 Oriental Financial Group Inc., (NYSE: OFG) a diversified financial holding company specializing in financial services, including full-service banking, mortgage lending, investment brokerage and insurance services, today reported that net income for the first nine months of the current fiscal year, ended March 31, 2003, reached a new record of $37 million, an increase of 35 percent from $27.4 million for the same period in fiscal 2002. Per share income (fully diluted) for the nine months rose by 34 percent to $1.92, against $1.43 per fully diluted share a year earlier.

Earnings for the third quarter in fiscal 2003 grew to $13 million, compared to $10.4 million for the same quarter in fiscal 2002, an increase of 25 percent. On a per share basis (fully diluted), earnings rose to $0.67, compared with $0.55 (fully diluted) in the same three-month period of fiscal 2002, an increase of 22 percent.

"Strong earnings performance for the third quarter enabled Oriental to exceed the record earnings turned in for the first nine months of the previous fiscal year," said Jose E. Fernandez, President, Chairman and Chief Executive Officer.

Shareholders' equity rose substantially to $200.1 million for the nine months ended March 31, 2003, up 42.5 percent from $140.4 million for the same period in fiscal 2002. The growth was mainly the result of the net income for the period and an increase in the market value and corresponding unrealized gain on investment securities available for sale, which is accounted for as an increase in shareholders' equity.

As a result, the return on equity (ROE) was 31.06 percent for the first nine months of fiscal 2003, which is among the highest in the industry. The return on assets increased by 13 percent for the nine-month period, reaching 1.85 percent in fiscal 2003, compared with 1.64 percent a year earlier.

ASSETS SURPASS $5 BILLION MARK

Total combined assets, including bank assets and assets managed by the trust division and the investment broker/dealer subsidiary, increased by 8 percent to $5.3 billion as of March 31, 2003, compared with $4.9 billion as of the same date in fiscal 2002.

The increase, which put assets over the $5 billion mark, was largely due to growth in bank assets and the acquisition of Caribbean Pension Consultants, Inc., (CPC) in January 2003. CPC is a third party administrator of private pension plans, headquartered in Boca Raton, Florida, with approximately $400 million in pension assets under administration.

"We welcome CPC into the Group because it represents important synergies for the growth of our trust business, as well as operating economies and improved efficiency that can result in substantial gains in fee income," Fernandez said. "In addition, CPC's proven track record over the past 25 years provides a solid
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base from which further expansion of our core businesses can be realized in the
U.S. mainland and in Puerto Rico."

Net interest income, generated by consumer, commercial and mortgage lending, as well as investments, for the third quarter and the first nine months of fiscal 2003 was $19.7 million and $56.3 million, respectively, compared with $16.9 million and $42.2 million for the same periods of the previous year, which represents increases of 16 percent and 33 percent, respectively. "The increase in net interest income reflects the positive impact of a lower interest rate environment on the market, especially for mortgage lending, even while interest rate spreads were narrowing" Fernandez said.

DEPOSITS CLIMB OVER $1 BILLION

Total non-interest income, derived from banking, trust, brokerage, insurance, mortgage banking and other fees, rose 17 percent for the third quarter to $8.6 million, compared to $7.3 million for the same quarter in the previous year. The nine-month period saw non-interest income grow 11 percent to $24.7 million from $22.3 million. Total deposits for the nine-month period also increased by 25 percent to just over $1 billion, compared to $830.5 million for the same period in fiscal 2002.

In February 2003, the Board of Directors declared a regular cash dividend of $0.14 per common share for the third quarter of the current fiscal year, which ends on June 30, 2003. The cash dividend is payable on April 15, 2003 to holders of record on March 31, 2003 with an ex-dividend date of March 27, 2003.

The Board also authorized a new program for the repurchase of up to $9 million of the Group's outstanding shares of common stock, which supersedes the ongoing repurchase program established earlier. The Board took this action on March 25, 2003 in the best interests of the shareholders of the Group and will make such repurchases from time to time, depending on market conditions and prices.

FIRST CUSTOMERS' BILL OF RIGHTS

Also in March 2003, Oriental launched its Customers' Bill of Rights, which is the first formal commitment made by a bank in Puerto Rico to provide excellence in service under the Oriental Way approach to building client relationships.

The Board of Directors, the senior management and the employees are dedicating their energies to the implementation of the Oriental Way and to carry it forward we have established an exciting team concept that will involve us all in learning new ways to perform tasks and reach objectives.

"We are firmly committed to continue to make the necessary investment in the application of information technologies and delivery systems that will transform the Oriental Way in every aspect of banking service and financial management," Fernandez said.


ABOUT ORIENTAL FINANCIAL GROUP

Oriental, founded in 1964, is now a financial holding company operating under U.S. banking regulations. Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration in the continental U.S. and Puerto Rico through its wholly-owned subsidiary, Caribbean Pension Consultants, Inc., which is headquartered in Boca Raton, Florida.

The Group's core businesses include a full range of consumer, commercial and mortgage banking services delivered through 23 financial centers, as well as financial planning, trust, insurance, investment brokerage and investment banking services. More information about the Group can be found at www.OrientalOnline.com.

This release may contain forward-looking statements that reflect management's beliefs and expectations and are subject to risks and uncertainties inherent to the Group's businesses, including (without limitation): the effect of economic and market conditions, the level and volatility of interest rates and securities, the actions undertaken by both current and potential competitors, the impact of current, pending or future legislation and regulation both in the United States and in Puerto Rico, and the potential effects of technological changes.